Exhibit 99.1
Press Release
Acuity Brands Announces Retirement of
Peter C. Browning and Election of
Mark J. Sachleben to the Board of Directors

ATLANTA, August 10, 2021 – The Board of Directors (the “Board”) of Acuity Brands, Inc. (NYSE: AYI) (the “Company”) announced today the retirement of Peter C. Browning from the Board and the election of Mark J. Sachleben as a member of the Board, both effective as of August 6, 2021. Mr. Sachleben will serve for a term that will expire at the Company’s next annual meeting of stockholders.

Mr. Sachleben currently serves as Chief Financial Officer of New Relic, Inc. (NYSE: NEWR), the Observability company that empowers engineers with a data driven approach to planning, building, deploying and running great software. There he drives financial strategy and reporting, and has also overseen legal, security, and information technology. Mr. Sachleben previously served as Vice President of Finance at Wily Technology, Inc., an application performance company.

Neil M. Ashe, Chairman, President and Chief Executive Officer, commented, “We are very pleased that Mark has agreed to join the Board and look forward to accessing his financial and strategic planning expertise and his experience developing and growing technology businesses as we continue our business transformation.”

Mr. Browning joined the Company’s founding board in 2001. During his tenure, he has served on each of the committees of the Board, most recently serving on the Governance Committee and Compensation and Management Development Committee. He served as Lead Director from January 2013 to March 2020.

Mr. Ashe further commented, “Peter has played an instrumental role on our Board and helped guide our strategy throughout his tenure. On behalf of the Board, we want to thank Peter for his distinguished service, expertise, and counsel, and wish he and his family all the best following his retirement.”

About Acuity Brands

Acuity Brands, Inc. (NYSE: AYI) is a market-leading industrial technology company. Through its two business segments, Acuity Brands Lighting and Lighting Controls (ABL) and the Intelligent Spaces Group (ISG) the Company designs, manufactures, and brings to market products and services that make the world more brilliant, productive, and connected. Acuity Brands achieves growth through the development of innovative new products and services, including building management systems, lighting, lighting controls, and location-aware applications.

Acuity Brands achieves customer-focused efficiencies that allow the Company to increase market share and deliver superior returns. The Company looks to aggressively deploy capital to grow the business and to enter attractive new verticals.

Acuity Brands is based in Atlanta, Georgia, with operations across North America, Europe, and Asia. The Company is powered by approximately 12,000 dedicated and talented associates. Visit us at www.acuitybrands.com.

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Investor Contact:
Charlotte McLaughlin
Vice President, Investor Relations
(404) 853-1456
investorrelations@acuitybrands.com

Media Contact:
Candace Steele Flippin
Chief Communications Officer
candace@acuitybrands.com
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